UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 17, 2012

LIGHTING SCIENCE GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 2A, 1227 South Patrick Drive, Satellite Beach, Florida 32937

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (321) 779-5520

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On January 17, 2012, Lighting Science Group Corporation (the “Company”) issued 5,000 units (the “Series G Units”) of the Company’s securities to Continental Casualty Company (“Continental”) at a price per Series G Unit of $1,000.00 and total consideration of $5,000,000. Each Series G Unit consists of: (i) one share of the Company’s Series G Preferred Stock (the “Series G Preferred Stock”) and (ii) 83 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Company issued the Series G Units to Continental pursuant to an assignment of the option to purchase Series G Units granted to PCA LSG Holdings, LLC (“PCA”), LSGC Holdings II LLC (“Holdings II”) and Pegasus Partners IV, L.P. (“Pegasus IV”), or their assignees, in connection with that certain Series G Unit Subscription Agreement (the “Series G Subscription Agreement”), dated as of December 1, 2011, by and among the Company, Holdings II, PCA, Pegasus IV, Ensemble Lights, LLC, Belfer Investment Partners L.P., Lime Partners, LLC, Mr. Mark Kristoff and Mr. Alan Docter.

Through January 20, 2012, the Company has issued 39,258 Series G Units and raised an aggregate of approximately $39.3 million pursuant to the Series G Subscription Agreement and that certain Subscription Agreement (the “Series F Subscription Agreement”), dated as of November 17, 2011, by and among the Company, PCA and Pegasus IV (collectively, the “Private Placements”).

Holdings Letter Agreement

The Company has been informed that, as partial consideration for Continental’s purchase of the Series G Units, LSGC Holdings LLC (“Holdings”), the Company’s largest stockholder and an affiliate of Pegasus IV, agreed to certain amendments (the “Holdings Amendment”) to the senior preferred membership interests (the “Holdings Preferred Interests”) in Holdings which are held by Continental. The Company has also been informed that Holdings may be obligated to redeem the Holdings Preferred Interests if the Company (i) incurs aggregate indebtedness that exceeds (a) the indebtedness permitted under a working capital facility entered into by the Company in the ordinary course of business on usual and customary terms, not to exceed $75.0 million in total credit thereunder and (b) such additional unsecured indebtedness of the Company that when aggregated with such working capital facility, if any, exceed 300% of the Company’s earnings before interest, taxes, depreciation and amortization for the last 12 months (collectively, the “Debt Cap”) or (ii) issues outstanding preferred equity securities having an original principal amount of over $80.0 million in the aggregate (the “Preferred Equity Cap”).

On January 17, 2012, in consideration for the Holdings Amendment, the Company entered into a Letter Agreement (the “Letter Agreement”) with Holdings pursuant to which the Company has agreed to indemnify Holdings and its affiliates for any and all losses or damages as a result of any breach of, or redemption obligation under, the LLC Agreement related to the Holdings Preferred Interests arising out of or relating to the Company’s incurrence of indebtedness in excess of the Debt Cap or issuance of preferred equity securities in excess of the Preferred Equity Cap.

Pursuant to the Letter Agreement, the Company also agreed to pay Pegasus IV a fee of $250,000 for expenses incurred by Pegasus IV and its affiliates related to the Private Placements.

The Company’s Committee of Independent Directors, which is comprised entirely of independent directors not affiliated with Pegasus IV, Holdings, Holdings II or PCA, approved the Letter Agreement.

The foregoing description of the Letter Agreement, Series G Subscription Agreement and Series F Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, which is filed as 10.1 to this Current Report on Form 8-K, the Series G Subscription Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 6, 2011, and the Series F Subscription Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 21, 2011, each of which is incorporated herein by reference.

Holdings, Holdings II and PCA are affiliates of Pegasus IV who, together with its affiliates, is the Company’s largest stockholder and beneficially owned approximately 84% of the Company’s Common Stock as of January 17, 2012 (calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended).

Section 3 – Securities and Trading Markets

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02.

The Company issued the shares of Series G Preferred Stock and Common Stock to Continental pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and the safe harbors for sales provided by Regulation D promulgated thereunder.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The information in the Exhibit Index of this Current Report is incorporated into this Item 9.01(d) by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

Date: January 23, 2012	By:	/s/ Gregory T. Kaiser
	Name:	Gregory T. Kaiser
	Title:	Chief Financial Officer

Number	Description of Exhibit
10.1	Letter Agreement, dated as of January 17, 2012, between Lighting Science Group Corporation and LSGC Holdings LLC.